EXHIBIT 21 -- LIST OF SUBSIDIARIES

TechTeam Europe, Ltd.

TechTeam Europe, NV/SA

TechTeam Europe, GmbH

TechTeam Europe, AB

National TechTeam of New Jersey, Inc. (formerly "Compuflex Systems, Inc.")

TechTeam Capital Group, L.L.C.

TechTeam Cyntergy, L.L.C.










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